EXHIBIT 5
                     [White & Case Letterhead]


                                                 February 25, 1994



OMI Corp.
90 Park Avenue
New York, New York  10016

re  OMI Corp.
    1,000,000 Shares of Common Stock

Ladies and Gentlemen:

    We are familiar with the proceedings taken and proposed to be taken by OMI Corp., a New York corporation (the "Company"), in connection with the registration pursuant to the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of 1,000,000 shares of its Common Stock, $0.50 par value (the "Common Stock"), issuable pursuant to the Company's 1990 Equity Incentive Plan (the "Plan").

    We have examined such documents, certificates, records, authorizations and proceedings and have made such investigations as we have deemed necessary or appropriate in order to give the opinion expressed herein.

    Based on the foregoing, it is our opinion that the 1,000,000 shares of Common Stock referred to above have been duly authorized and reserved for issuance by the Company and, when issued and, in the case of shares to be issued upon exercise of stock options granted under the Plan, the option price therefor paid as described in the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

    We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

                                 Very truly yours,



                                 White & Case


bcc:  W. McDonald-Op. Com.